EXHIBIT 3.6

                         FIRST AMENDMENT TO THE BY-LAWS
                                       OF
                            ILLUMINET HOLDINGS, INC.



         Pursuant to the Annual Meeting of Stockholders of Illuminet Holdings, Inc., (f/k/a U.S. Telnet Holdings, Inc. and USTN Holdings, Inc.) a Delaware corporation (the "Corporation"), dated June 13, 1996, the By-Laws of the Corporation are hereby amended as follows:

     1. Article III, Section 2 of the By-Laws is hereby amended and restated in its entirety so as to read as follows:

                  SECTION 2. NUMBER OF DIRECTORS. The number of directors of the Corporation which shall constitute the entire Board shall initially be sixteen (16) but such number may be changed from time to time to a number not less than five (5) nor more than sixteen (16) by resolution adopted by a majority of the entire Board; provided, however, that the number of directors constituting the entire Board shall not be decreased by the Board of Directors below the number then in office unless such decrease shall become effective at any annual meeting of stockholders, The Board shall be divided into three classes, which are hereby designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the 1997 Annual Meeting of Stockholders; that of the initial Class II directors at the 1998 Annual Meeting of Stockholders; and that of the initial Class III directors at the 1999 Annual Meeting of Stockholders. At each annual meeting after the initial classification of directors, directors to replace those whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting. The directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve until his successor shall be elected and shall qualify. As used in these By-Laws, "entire Board" means the total number of directors the Corporation would have if there were no vacancies.

          2. The following shall be added to the end of Article III, Section 5 of the By-Laws.

                  After January 1, 1997, directors may not be elected or re-elected to the Board after attaining the age of sixty-five years old. Directors who attain the age of sixty-five years old during their term will be allowed to complete their full term.

         3. Article VI of the By-Laws is hereby amended and restated in its entirety so as to read as follows:


                                   ARTICLE VI

                                   AMENDMENTS

     These By-Laws may be altered or repealed and By-Laws may be made at any annual meeting of the stockholders or at any special meeting thereof if notice of the proposed alteration or repeal or By-Law or By-Laws to be made be contained in the notice of such special meeting, by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote thereat, or by the affirmative vote of a majority of the Board of Directors, at any regular meeting of the Board of Directors, or at any special meeting of the Board of Directors if notice of the proposed alteration or repeal, or By-Law or By-Laws to be made, be contained in the notice of such special meeting; provided, however, that the affirmative vote of two-thirds (2/3) of a majority of the stock issued and outstanding and entitled to vote thereat shall be required to amend Article III, Section 2 of these By-Laws.

IN WITNESS WHEREOF, the By-Laws are so amended as of this 13th day of June 1996.




                                                   /s/Daniel E. Weiss
                                                      Secretary